Exhibit 99.1

For Further Information Contact:

Gaming Partners International Corporation, Gregory S. Gronau, President, Chief Executive Officer, Treasury and Secretary

PH: 702.598.2465

Entertainment Gaming Asia Inc., Traci Mangini, Interim Chief Financial Officer

PH: 872.802.4227

ENTERTAINMENT GAMING ASIA INC.’S DOLPHIN PRODUCTS SUBISIDIARY

ENTERS INTO BINDING LETTER OF INTENT TO SELL ITS ASSETS TO

GAMING PARTNERS INTERNATIONAL CORPORATION

Hong Kong (PR Newswire) (April 22, 2016) — Entertainment Gaming Asia Inc. (NASDAQ: EGT) and Gaming Partners International Corporation (NASDAQ: “GPIC”), today announced that EGT’s wholly-owned Hong Kong subsidiary, Dolphin Products Limited (“Dolphin”) has entered into a binding letter of intent (“LOI”) to sell its assets to GPIC. Dolphin is a leading manufacturer and distributor of RFID and traditional gaming chips and plaques under the Dolphin® brand to major casinos in Asia and Australia. GPIC is a leading manufacturer and supplier of casino table game equipment, including gaming chips and plaques, to licensed casinos worldwide under the brand names Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®.

Under the terms of the LOI, GPIC will acquire the assets of Dolphin including fixed assets, raw materials and inventory, and intellectual property for an estimated cash purchase price of approximately $5.9 million, subject to physical inventory counts at closing. The purchase price will be paid out in installments over a 24-month period after closing. In addition, GPIC will make earn out payments to EGT over the next five years based on a varying percentage of net revenues on certain select sales to specific Asian-based casinos. The asset sale represents Dolphin’s and EGT’s exit from the table game equipment business and, as part of the transaction, Dolphin and EGT will each agree not to engage in the manufacture of table game equipment in competition with GPIC.

The Companies anticipate negotiating a definitive asset purchase agreement to effect the transaction consistent with the terms of the LOI and closing the transaction in May, 2016. The closing of the transaction will be subject to GPIC’s satisfactory due diligence review of Dolphin and customary closing conditions to be set forth in the definitive asset purchase agreement. Accordingly, there is no guarantee the transaction will be consummated.

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; gaming furniture and table accessories; table layouts; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in North Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company in Pan-Asia engaged in the leasing of electronic gaming machines to the gaming industry in Cambodia and the Philippines and the development and operation of gaming venues in Asia under its “Dreamworld” brand.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.

Safe Harbor Statement

This press release contains forward-looking statements concerning Entertainment Gaming Asia and Gaming Partners International Corporation within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the total consideration value of the transaction, the ability to complete of the acquisition and in the timeframe contemplated and the expected benefits to the companies from completing the acquisition. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the acquisition cannot be completed or completed under the terms specified in the LOI and those other risks set forth in the companies’ respective annual reports on Form 10-K for the year ended December 31, 2015 filed with the SEC. The companies caution readers not to place undue reliance on any forward-looking statements and they do not undertake, and specifically disclaim any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.